Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 15th day of May, 2006, by, Disaster Preparedness Systems, Inc., a Nevada corporation (“Company” or “Employer”) and Bill Majcher (“Employee”).

R e c i t a l s:

A. Company believes that Employee is a key employee and that it is in the Company’s best interests to obtain the services of Employee for the period of this Agreement.

B. Employee desires to accept said employment and enter into this Agreement.

A g r e e m e n t s:

In consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for Company, upon the terms and conditions set forth in this Agreement.

2. Term. Company hereby agrees to employ Employee for a term commencing on May 15th 2006 and continuing through the Initial Public Offering hereof (the “Initial Term”), unless earlier terminated as hereinafter provided. At the end of the Initial Term and sixty (60) days prior to the end of each successive one-year term thereafter (the “Extended Terms”), the base salary will be negotiated unless terminated as otherwise provided herein, the term of this Agreement shall be automatically extended for one (1) additional year, unless Employee or Company gives the other written notice, at least sixty (60) days prior to the end of the Initial Term or the Extended Terms, as the case may be, that either party does not intend for the term of this Agreement to be extended further (the Initial Term and the Extended Terms & collectively referred to herein as the “Period of Employment”).

3. Position and Duties.

3.1
Service with the Company. During the Period of Employment, Employee shall serve as, and his title shall be President and Director. Employee agrees to perform such employment duties as the Board of Directors of Company (the “Board”) shall assign to him from time to time.

3.2
Performance of  Duties. Employee agrees to serve Company faithfully and to the best of his ability. Employee shall devote his time as required to the business of Company, shall act at all times in the best interests of Company. and shall not, during the Period of Employment, be engaged in any other competitive business activity, whether or not such business is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing in this Agreement shall be construed as preventing Employee from participating in non-competing business activities or investing his personal assets in any form or manner that will not require any services by Employee in the operation of the affairs of the businesses in which such investments are made. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Period of Employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

3.3
Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position, and shall represent Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of Company applicable to personnel of Company, as adopted from time to time.

4. Compensation and Benefits.

4.1
Annual Base Salary. As compensation for all services to be rendered by Employee under this Agreement during the Initial Term, Company shall issue 75,000 common shares of Disaster Preparedness Systems Inc. To be negotiated 60 days prior to end of extended terms.

4.2
Company/Parent Incentives. Employee shall be entitled to participate in any incentive or supplemental compensation plans or arrangements instituted by Company or Parent and covering their senior management and principal executive officers, and shall be entitled to receive additional compensation (of a comparable nature and in a proportionate amount) as Company or Parent may pay to senior management and principal executive officers generally.

4.3
Employee Benefits. Employee shall be entitled, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible, to participate in all employee benefit plans or programs of the Parent/Company currently in existence on the date hereof. Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Such benefits shall include: participation in any and all vacation (to include no less than four (4) weeks vacation annually), medical insurance or other benefit plans from time to time in effect and generally applicable to senior management and principal executive officers of Parent or Company, whichever shall be more favorable to Employee.

4.4
Other Expenses. In accordance with the Company’s policies established from time to time, Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the terms and conditions of Company’s expense reimbursement policy, including, but not limited to, the presentment of appropriate vouchers and receipts sufficient to permit deductibility of such expenses by Company pursuant to the applicable regulations under the Internal Revenue Code of 1986, as amended.

4.5
Withholding. All references herein to compensation to be paid to the Employee are to the gross amounts thereof which are due hereunder. Company shall have the right to deduct there from all sums which may be required to be deducted or withheld under any provision of law (including, but not limited to, social security payments, income tax withholding, and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

4.6	Cash and Stock Options Based on Performance of Company. Employee shall be entitled to stock options based on performance of Company as deemed by the Directors.

The parties shall comply with all applicable federal and state securities laws, rules and regulations in connection with the exercise of the options and issuance of the stock certificates.

5.
Ventures. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving Company and a third party or parties, all rights in the project, program or venture shall belong to Company and shall constitute a corporate opportunity belonging exclusively to Company, unless otherwise approved in writing by Company’s Board. Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary to be paid to Employee as provided in this Agreement.

6. Termination of Employment.

6.1
Early Termination of the Period of Employment. Notwithstanding Section 2, and with specific reference to the definitions set forth in Section 6.5 hereof, the Period of Employment shall end upon the earliest to occur of (i) a termination of Employee’s employment on account of Employee’s death, (ii) a Termination by Company due to Disability, (iii) a Termination by Company for Cause, (iv) a Termination by Company without Cause or because of Change of Control, (v) a Termination by Employee for Good Reason or (vi) a Termination by Employee not for Good Reason. For purposes of this Agreement, a transfer of Employee’s employment (i) to any other entity controlled by or under common control with Company (for so long as such entity continues to be controlled by or under common control with Company) or (ii) as a result of the implementation of any restructuring of Company, shall not be treated as a termination of employment, provided that, in either case, the successor employer (the “New Entity”) expressly assumes and agrees to perform all of Company’s obligations under this Agreement and there is not a Change of Control Triggering Event as hereafter described.

6.2
Benefits Payable Upon Termination. Following the end of the Period of Employment pursuant to Section 6.1, Employee (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 6.3:

	Earned Salary	Vested Benefits	Accrued Bonus	Remaining Salary
Change of Control or by Company without Cause	Payable	Payable	Payable	Payable
Death and Disability of Employee	Payable	Payable	Payable	Payable
Good Reason by Employee	Payable	Payable	Payable	Payable
Cause by Company	Payable	Payable	Not Payable	Not Payable
Voluntary termination by Employee	Payable	Payable	Not Payable	Not Payable

6.3	Timing of Payments.

(a) Earned Salary and Accrued Bonus shall be paid in a single lump-sum as soon as practicable, but in no event more than 30 days following the end of the Period of Employment.

(b) Vested Benefits shall be paid in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

(c) Remaining Salary shall continue to be paid after termination in the manner in which it was paid prior to termination, unless such termination is pursuant to a Change of Control Triggering Event, in which case it shall be paid as set forth in Section 6.4(b).

(d) Anything herein to the contrary notwithstanding, the foregoing payments shall be subject to the prior satisfaction of the conditions specified in Section 6.6 and any requirements of applicable law.

6.4	Employee’s Rights Upon Change of Control.

(a) If a Change in Control occurs and one or more of the following events occurs (which event, when it occurs after a Change in Control, is referred to herein as a “Triggering Event”):

(i)
The assignment to Employee of duties, responsibilities, or status materially inconsistent with his duties, responsibilities and status prior to the Change in Control, or a material reduction or alteration in the nature or status of Employee’s duties and responsibilities from those in effect prior to the Change in Control;

(ii)
The failure by Employer to continue in effect Employee’s insurance, disability, stock option plan, or any other employee benefit plans, policies, practices or arrangements in which Employee participates or the failure of Employer to continue Employee’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, as existed prior to the Change in Control;

(iii)
The failure of Employer to obtain an agreement~ from a successor entity which is not controlled by or under common control with Company, which is acceptable to Employee, to assume and agree to perform this Agreement; or

(iv)
Any purported termination by Employer of Employee’s employment other than provided hereby; then Employee may, in his sole discretion, within two (2) months of the date of the Triggering Event, give notice (the “Notice of Intention”) that he intends to elect to exercise his rights to receive the payment provided.

(b) Within thirty (30) days after receipt of the Notice of Intention, Company shall pay to Employee in cash the entire Base Salary due to Employee for the remainder of the Initial Term.

(c) Notwithstanding anything herein to the contrary, and regardless of the time of termination of Employee’s employment under this Section 6.4, the provisions of Section 4 hereof relating to stock and/or stock options shall continue and remain in full force and effort for a period of five (5) years after the date Employee receives all of his Base Salary, as requested in subsection (b) immediately above.

6.5 Definitions. For purposes of this Section 6, capitalized terms have the following meanings:

(a) “Accrued Bonus” means a prorated amount equal to the product of (i) the annual incentive compensation Employee would have been entitled to receive under Section 4.2 for the calendar year in which his active service for Company terminates pursuant to Section 6.1 had he remained employed for the entire year and assuming that all targets for such year had been met, multiplied by (ii) a fraction, the numerator of which is equal to the number of days in such calendar year occurring on or prior to the termination of Employee’s active service for Company and the denominator of which is 365.

(b) “Earned Salary” means any Base Salary earned, but unpaid, for services rendered to Company on or prior to the date on which the Period of Employment ends.

(c) “Termination by Company for Cause” means a termination of Employee’s employment by Company due to (i) Employee’s deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to disability or illness), if he shall have either failed to remedy such alleged breach within forty-five (45) days from his receipt of written notice demanding that he remedy such alleged breach, or shall have failed to take reasonable steps in good faith to that end during such forty-five (45) day period and shall continue diligently to take such steps; provided that Company has delivered to Employee a further notice after the end of such forty-five (45) day period asserting that Employee has failed to comply with the remedy provisions of this Section 6.5, and specifying the particulars thereof in detail, and provided further that Employee thereafter receives a certified copy of a resolution of the Board of Company adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire Board at a meeting called and held for that purpose and at which Employee was given an opportunity to be heard, finding that Employee exhibited conduct set forth in this Section and that Employee failed to take reasonable steps in good faith to remedy such alleged breach and specifying the particulars thereof in detail; (ii) Employee’s engaging in serious misconduct that is injurious to Company or any subsidiary or any affiliate of Company, (iii) Employee’s having been convicted of; or entered a plea of nolo contendere to, a crime involving an act that is immoral or wrong in and of itself (e.g., burglary, larceny, murder and arson) or a crime involving deceit, fraud, perjury or embezzlement, (iv) the breach by Employee of any one or more of the restrictive covenants contained in Section 7, or (v) upon a determination that Employee has engaged in willful fraud or defalcation involving material funds or other assets of Employer.

(d) “Termination by Company Due to Disability” means a termination of Employee’s employment by Company because Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least three (3) consecutive months or (ii) more than six (6) months in any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s disability shall be made by Company, except that Employee shall have the right to request that Company present the question of whether he is disabled to a qualified, independent physician mutually acceptable to Company and Employee. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(e) “Termination by Employee for Good Reason” means a termination of Employee’s employment by Employee within 90 days following (i) a material reduction in Employee’s positions, duties and responsibilities from those described herein; (ii) the relocation of Employee’s principal place of employment to a location more than 50 miles from the location at which he performed his principal duties on the date immediately prior to such relocation, (iii) a breach of the obligation to provide Employee with the benefits required to be provided, (iv) a failure by Company to pay any amounts due and owing to Employee within 10 days following written notice from Employee of such failure to pay, or (v) any other material breach of Company’s obligations to Employee hereunder that significantly affects the compensation or benefits payable to Employee or materially impairs Employee’s ability to perform the duties and responsibilities of his position. In the event of Termination by Employee for Good Reason, the Company shall pay to Employee the Base Salary payment for the next twelve (12) months or for the period remaining during the Initial Term, whichever is longer. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (i) if Employee shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (ii) unless Employee shall have delivered a written notice to the President of Company within 60 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured within 30 days of the receipt of such notice.

(f) “Termination by Company without Cause” means any termination of Employee’s employment by Company other than (i) a Termination due to Disability or (ii) a Termination for Cause. Subject to Company’s obligations to make the Base Salary payments remaining due during the Initial Term or for the next twelve (12) months, whichever is longer, nothing in this Agreement shall be construed to limit the right of Company to terminate Employee’s employment at any time for cause or without cause. A termination on account of Employee’s death shall not be deemed a termination by Company.

(g) “Termination by Employee not for Good Reason” means any termination of Employee’s employment by Employee for any reason whatsoever, including, but not limited to, Employee’s retirement, other than a Termination for Good Reason or a termination on account of Employee’s death.

(h) “Vested Benefits” means amounts which are vested or which Employee is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of; or any contract or agreement with, Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Employee of further services or the resolution of a contingency.

6.6 Full Discharge of Company Obligations. Except to the extent provided in this Section 6 the amounts payable to Employee pursuant to this Section 6 following termination of his employment shall be in full and complete satisfaction of Employee’s rights under this Agreement and any other claims he may have in respect of his employment by Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims, shall not be subject to any offset or mitigation, and, upon Employee’s receipt of such amounts, Company shall be released and discharged from any and all liability to Employee in connection with this Agreement or otherwise in connection with Employee’s employment with Company and its subsidiaries. Notwithstanding anything else contained herein to the contrary, (i) Company’s obligations under this Section 6 are expressly conditioned upon Employee’s execution of a general release and waiver of any claims he may have in connection with the termination of, or arising out of, his employment with Company and (ii) nothing in this Section 6.6 shall be construed to waive, release or otherwise limit any amounts required to be paid hereunder or any benefits due and payable to Employee under the terms of any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other Vested Benefit.

6.7 Surrender of Records. etc. Upon termination of employment with Company, Employee shall promptly deliver to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of Company and which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, but not limited to, all documents which, in whole or in part, contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.

6.8 Survival. Notwithstanding any termination of the Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to his activities or obligations upon or subsequent to the termination of Employee’s employment. The salary and other benefits provided herein shall be paid to Employee up to the effective date of termination of this Agreement for whatever reason, including the death of Employee, and not thereafter.

6.9 Death of Employee. In the event of Employee’s death during the term of his employment hereunder, Company shall pay to Employee’s surviving spouse or to the executor or administrator of Employee’s estate (if his spouse shall not survive him) an amount equal to the installments of his Base Salary then payable for the month in which he dies and for an additional twelve (12) months.

6.10 Disability of Employee. Employee shall be covered by Company’s disability benefit plan as such plan may from time to time exist. The Company may terminate Employee’s employment for reason of his disability in accordance with Section 6.5(d). In such event, Company shall be obligated to pay Employee monthly installments of his Base Salary for the shorter of (i) the expiration of the Initial Term or (ii) one (1) year after the date on which written notice of such termination is received by Employee. The foregoing payment obligations shall be reduced by the amount of any payment made to such Employee under the coverage then afforded to Employee by any disability benefit plan in effect at the time such disability determination is made.

7. Restrictions on Conduct of Employee. Employee and Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of Company, as more fully described below, and are not intended to eliminate Employee’s post-employment competition with Company, nor is it intended to impair or infringe upon Employee’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Employee hereby acknowledges that the post-employment restrictions set forth in this Section 7 are reasonable in scope and duration, as contemplated by NRS 613.200(2), and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Employee further acknowledges that such restrictions do not impose on him (a) any greater restraint than is reasonably necessary to protect the business and goodwill of the Company or (b) any undue hardship. Therefore, subject to the limitations of reasonableness imposed by law upon the restrictions set forth herein by the time and geographical area described below, Employee shall be subject to the restrictions set forth in this Section 7.

7.1 Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)  “Competitive Products” means any products used in the fire fighting/rescue/ environmental/training industry (“fire industry”) owned by or licensed to Company or which Company has the right to sell, distribute or sublicense to others, at the Determination Date, including, but not limited to, aircraft fir training equipment, pumps and related products.

(b) “Competitive Services” means any services provided by Company at the Determination Date, including, but not limited to, services used in the fire industry.

(c) “Confidential Information” means any confidential or proprietary information possessed by Company or its affiliated entities or relating to its or their business, including without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, fire fighting and/or rescue data, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other Confidential Information that would constitute a Trade Secret (as defined herein).

(d) “Determination Date” means the date of termination of Employee’s employment with Company for any reason whatsoever, or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Employee.

(e)  “Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

(f)  “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(g)  “Protected Clients” means clients of Company that obtained services or products from Company within one (1) year prior to the Determination Date.

(h) “Protected Employees” means employees of Company who were employed by Company at any time within six (6) months prior to the Determination Date.

(i) “Restricted Period” means the Period of Employment and a period extending two (2) years from the termination of Employee’s employment with Company for any reason whatsoever.

(j) “Restrictive Covenants” means the restrictive covenants contained in Section 7.2 hereof.

(k) “Trade Secret “means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Nevada.

(1) “Change in Control” shall mean a change in control of Employer, which shall be deemed to have occurred if and when, with or without the approval of the Board of Employer:

(i)
More than twenty-five percent (25%) of Employer’s outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than; or

(ii)
As the result of a tender offer, merger, consolidation, sale of assets contested election or any combination of such transactions, the persons who were directors of Company immediately before the transaction shall cease to constitute a majority of the Board or of the board of directors of any successor to Employer.

7.2 Restrictive Covenants.

(a) Restriction on Disclosure and Use of Confidential Information. Employee understands and agrees that the Confidential Information constitutes a valuable asset of Company and its affiliated entities and may not converted to Employee’s own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of Company; provided, however, in the event the Confidential Information constitutes a Trade Secret, the Restricted Period referred to above shall be five (5) years.

(b) Non-solicitation of Protected Employees. Employee understands and agrees that the relationship between Company and each of its Protected Employees constitutes a valuable asset of Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not directly or indirectly on Employee’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with Company or to enter into employment with any other Person.

(c) Restriction on Relationships with Protected Clients. Employee understands and agrees that the relationship between Company and each of its Protected Clients constitutes a valuable asset of Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not, without the prior written consent of Company, become a Principal or Representative of a Protected Client or otherwise provide services to a Protected Client as a consultant or independent contractor.

(d) Non-competition with Company. During the Restricted Period, Employee, unless acting in accordance with Company’s prior written consent, will not directly provide any Competitive Services to, and will not, directly or indirectly, (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or (ii) be connected as a Principal or Representative or otherwise with, or (iii) permit Employee’s name to be used by or in connection with, any Person engaged in (a) providing Competitive Services to any Person conducting business activities within a 25-mile radius of the downtown center of any city in the United States or any foreign country in which Employee performed services for Company, equal to at least 25% of Employee’s total service days, during the twelve (12) month period immediately prior to the Determination Date, or (b) marketing, selling, distributing or licensing Competitive Products anywhere in the United States; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of any securities of Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Employee acknowledges that (x) the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of Company and (y) any violation of this Agreement will result in irreparable injury to Company and damages at law would not be reasonable or adequate compensation to Company for a violation of this Agreement.

7.3 Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee or his agent; (b)becomes available to Employee in a manner that is not in contravention of applicable law from a source (other than Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to Employee on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Employee by Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order prior to any such required disclosure by Employee.

7.4 Enforcement of Restrictive Covenants.

(a) Rights and Remedies Upon Breach. In the event Employee breaches, or anticipatorily breaches any of the provisions of the Restrictive Covenants, Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Company at law or inequity:

(i)
the right and remedy to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Company and that money damages would not provide an adequate remedy to Company; and

(ii)
the right and remedy to require the Employee to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of the Restrictive Covenants.

(b) Separate Enforcement of Provisions. If for any reason a part of this Agreement is unenforceable, the remainder of the Agreement shall be enforced to the fullest extent possible, giving due deference to the intent of the parties, as expressed herein.. In particular, if any of the restrictions imposed on EMPLOYEE hereunder are deemed by a Court of competent jurisdiction to contravene NRS 613.200(2) or the guidelines for reasonableness” of restrictions on EMPLOYEE, as set forth by the Nevada Supreme Court in the case styled, Jones v. Deeter, 112 Nev. 291, 913 P.2d 1271 (1996), then the parties expressly request that the Court amend the provisions hereof to satisfy the standards for reasonableness” of such restrictions and not deem them totally unenforceable.

8. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which Company may merge or consolidate, or into which Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and voting control is owned, directly or indirectly, by, or is under common ownership with, Company. After any such assignment by Company, Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement including this Section 8.

9. Miscellaneous.

9.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Nevada.

9.2 Entire Agreement and Amendment. This Agreement, together with the instruments and agreements contemplated hereby, represents the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto with respect to the subject matter hereof are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modification hereof shall be void and of no effect.

9.3 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver or such term or condition for the future or as to any act other than that specifically waived.

9.4 Severability. To the extent any provisions of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws or public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

9.5 Agency. Except to the extent conferred upon him by Company Board, Employee shall have no authority to enter into any contracts binding upon Company or to create any obligations on the part of Company.

9.6 Notices. All notices hereunder shall be in writing and shall be effective (i) when personally delivered by facsimile transmission, courier (including overnight carriers) or otherwise, or (ii) on the third business day following the date deposited in the mail if such notice is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid. The address for such notices shall be as follows:

If to Company:	Global Preparedness Systems, Inc.,
C/O #212, 1802 Carson Street Carson City, NV, 89701 USA. Attn: Mr. P.Patton.

If to Employee:	William Majcher
1303 West 8th Ave. Vancouver, BC, V6H 3W4

9.7 Inurement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, executors, administrators, successors and permitted assigns.

9.8 Attorneys Fees. In any action relating to the enforcement of this Agreement or the Restrictive Covenants, the prevailing party in such action shall be entitled to be paid any and all costs and expenses incurred by him or it in enforcing or establishing his or its rights there under, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

9.9 No Right of Set-Off. Company and Parent shall have no right of set-off or counter-claim in respect of any debt or other obligation of Employee to them against any payment or other obligation to Employee provided for in this Agreement or pursuant to any other plan, agreement or policy.

9.1 Required Payments Hereunder. If any amounts which are to be paid by Company or Parent hereunder are not paid promptly at the times required, such amounts shall accrue interest at the rate of twelve percent (12%) per annum from the date due until paid in full.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto the day and year first above written.

Disaster Preparedness Systems, Inc.

/s/ Mark Henrickson
By__________________________________

/s/ Ronald Rogers
By________________________________

/s/ Bill Majcher
__________________________________
 Employee